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                                                                     EXHIBIT 5.1

             (AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P. LETTERHEAD)




                               December 22, 1997

Southern Mineral Corporation
500 Dallas, Suite 2800
Houston, Texas  77002-4708

         RE:      REGISTRATION STATEMENT ON FORM S-4

Dear Ladies and Gentlemen:


     In connection with the registration under the Securities Act of 1933, as amended (the "Act"), of 3,333,333 shares of common stock, par value $.01 per share (the "Common Stock"), issuable upon consummation of the merger (the "Merger") contemplated by that certain Amended and Restated Agreement and Plan of Merger, dated as of November 17, 1997, by and among Southern Mineral Corporation, a Nevada corporation (the "Company"), SMC Acquisition Corp., a Delaware corporation and wholly owned subsidiary of the Company, and Amerac Energy Corporation (the "Merger Agreement"), we, as your counsel, have examined such corporate records, certificates and other documents and such questions of law as we have considered necessary or appropriate for the purposes of this opinion.


     Based upon the foregoing and such other matters as we have deemed relevant, we are of the opinion that (i) the Company has been duly incorporated and is an existing corporation in good standing under the laws of the State of Nevada and
(ii) upon consummation of the Merger in accordance with the Merger Agreement, the Common Stock will be duly and validly issued, fully paid and nonassessable.


     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement relating to the Common Stock and to the reference to us under the heading "Legal Matters" in the Prospectus contained therein. In giving such consent, we do not thereby admit that we are in the category of person whose consent is required under Section 7 of the Act.

                                  Very truly yours,



                                  /S/ AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.